VSE CORPORATION

         2550 Huntington Avenue, Alexandria, Virginia 22303-1499
               Telephone (703) 960-4600 Fax (703) 960-2688



     PRESS RELEASE                                  FOR IMMEDIATE RELEASE
     NASDAQ Stock Symbol: VSEC  Contact:  C. S. Weber (CFO), 703/329-4770


                VSE ACQUIRES ENERGETICS INCORPORATED

          Alexandria, Virginia, August 29, 1995.-- VSE Corporation reported today that it has acquired Energetics Incorporated
     ("Energetics") of Columbia, Maryland.

          Energetics, which was established in 1979, has over 15 years' experience in assisting government and industry in conducting effective technology programs, primarily in the fields of energy use and the environment. Principal clients include the U. S. Department of Energy, other U. S. Government prime contractors, public utilities, universities, and non-profit corporations and associations. For the year ended November 30, 1994, Energetics recorded revenues and net income of approximately $11 million and $300 thousand, respectively (unaudited).

          VSE has retained the management team at Energetics and will operate the company as a wholly owned subsidiary. The acquisition is expected to add about $12 million in annual revenues to VSE's consolidated financial statements. The purchase price for the acquisition was approximately $3.7 million.

          VSE Chairman and CEO Don Ervine said, "We are extremely pleased to complete the acquisition of Energetics, which is recognized nationally for its knowledge of industrial energy use and the analysis of advanced technologies for specific industries. The addition of Energetics and its strong staff of professional and technical employees provides VSE and Energetics with new opportunities for growth and diversification. This acquisition is consistent with our goal to establish VSE as a large, diversified technical and management services company."

          VSE is a professional services company established in 1959. The company provides engineering, development, testing and management services to maintain and modernize products, equipment, and systems. For the year ended December 31, 1994, VSE reported consolidated revenues of $65.6 million and net income of $1.5 million ($1.80 a share). For the six month period ended June 30, 1995, VSE reported consolidated revenues of $33.3 million and net income of $711 thousand ($.82 a share).